Exhibit 99.1

        HERCULES PARTICIPATES IN $27.5M FINANCING FOR AGEIA TECHNOLOGIES

    PALO ALTO, Calif., Oct. 4 /PRNewswire-FirstCall/ -- Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC), a leading debt and equity growth capital provider to technology related companies, announced that it participated in a $27.5 million investment in AGEIA Technologies on Sept. 14. AGEIA is a fabless semiconductor company and the pioneer of hardware-accelerated physics for games. The capital raised will be used to bring the AGEIA flagship PhysX(TM) processor to the gaming market and meet growing market demand for the company's AGEIA PhysX Software Development Kit.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO )

    "Gamers consistently demand greater levels of realism in characters and environments," said Sam Bhaumik, managing director at Hercules Technology Growth Capital. "We are proud to partner with AGEIA to deliver physics technology to games that will significantly impact realism as 3D graphics did ten years ago."

    "At AGEIA we strive to make physical interactions ubiquitous within games, so we work closely with game developers to create compelling content," said Manju Hegde, founder and CEO of AGEIA. "The continued support from our strategic capital partners, including Hercules Technology Growth Capital, allows us to do that today while continuing to explore future PhysX technology implementations."

    About Hercules Technology Growth Capital:
    Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialized finance company providing debt and equity growth capital to technology related companies at all stages of development. The company primarily finances privately held companies backed by leading venture capital and private equity firms and also may finance certain publicly traded companies. Hercules focuses its investments in companies active in technology and technology related industries such as computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure, Internet consumer and business services, telecommunications, and life sciences. The company's investments are originated through its principal office located in the Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to privately held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses.

    For more information, please visit http://www.herculestech.com . Companies interested in learning more about financing opportunities should contact info@herculestech.com or call 650-289-3060.

    About AGEIA Technologies:
    AGEIA Technologies, Inc. is a fabless semiconductor company and the pioneer of hardware-accelerated physics for games. Its flagship product, the physX processor, is the world's first dedicated physics processing unit -- a completely new hardware category. The physX processor and supporting software deliver the processing horsepower to calculate real-time interactive worlds. Developers can define these worlds to obey the laws of classical physics, or create their own physical laws that make their game a unique, hyper-dimensional experience.

    AGEIA seeks to ignite innovation in the games industry by working with leading developers, publishers, add-in board vendors and console manufacturers to deliver the next generation of physically immersive entertainment. Consumer add-in boards and systems equipped with the AGEIA physX processor and games that take advantage of the technology will be available in late 2005. For more information visit http://www.ageia.com .

SOURCE  Hercules Technology Growth Capital, Inc.
    -0-                             10/04/2005
    /CONTACT: Deborah Stapleton, of Stapleton, +1-650-470-0200, for Hercules Technology Growth Capital, Inc., or Hercules Technology Growth Capital, Inc., main, +1-650-289-3060, or info@herculestech.com/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.ageia.com /
    /Web site:  http://www.herculestech.com /